Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS FIRST QUARTER RESULTS

FORT LAUDERDALE, FL, September 11, 2025 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced results for its first quarter ended August 2, 2025.

●	Net sales grew to a record $331 million;

●	Gross profit increased 80 basis points to $125 million;

●	Operating income increased to $71 million;

●	Earnings per share was $.60 and;

●	Operating cash flow of $59 million increased total cash to $250 million.

“Our solid operating performance amid the challenging global environment, marked by uncertainty in consumer spending and geopolitical events, reflects the strength of our brands and the success of Team National’s management strategy. We continue to generate exceptional operating cash flows while maintaining one of the strongest balance sheets among our beverage peers,” as stated by a company spokesperson. “Net sales increased as a result of price/mix improvements, partially offset by a slight decline in case volume. Interest income decreased $2.1 million compared to the prior first quarter due to lower invested cash balances following the July 2024 dividend payment of $304 million.”

“We are pleased that LaCroix, our most significant brand, posted organic sales growth in the club channel with a vibrant Deliciously Magical variety pack featuring Strawberry Peach and fan favorites Blackberry Cucumber and Cherry Lime. Building on our track record of success, the four recently released LaCroix flavors have posted impressive initial sales, and we anticipate greater increases in the near term.”

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National Beverage Corp.

“Innovation has always set us apart. True to our brand trust of remaining Innocent, we do not try to reinvent ourselves when new trends unfold. Many in the industry look to us for leadership, and we are proud that our new product launches over the past several months – and indeed, the past several years – continue to shape and elevate the marketplace. We will remain focused on developing exciting new flavors and products that delight our consumers, while safeguarding the investments of our shareholders.”

“We have always prided ourselves on giving back to our shareholders, and that commitment will never change. We have also returned more than $1.5 billion in dividends to our loyal shareholders over the past two decades, while growing our total revenue by 135%. Like many companies, our first quarter of 2026 parallels the uncertainties of today’s global economy, but we remain confident that our proven track record of innovation, coupled with disciplined management, will enable us to successfully navigate current world challenges and continue delivering strong results and long-term value.”

“We will soon commemorate our 40th year as . . . National Beverage Corp.! Our tenacity, unique vision and focus on innovation – in all aspects of what we do – allowed us to achieve this milestone while delivering superior financial returns. Shareholders will soon receive a taste of Sunshine delivered to their homes . . . our thanks for their loyalty and sharing our vision throughout these years,” the spokesperson concluded.

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
August 2, 2025 and July 27, 2024

	(in thousands, except per share amounts)
	Three Fiscal Months Ended
	August 2, 2025	July 27, 2024

Net Sales	$330,515	$329,473

Net Income	$55,760	$56,780

Earnings Per Common Share
Basic	$.60	$.61
Diluted	$.60	$.61

Average Common Shares Outstanding
Basic	93,620	93,569
Diluted	93,699	93,667

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.